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                                                                    Exhibit 99.1




             [LOGO]
           INFINITY
       BROADCASTING
        CORPORATION

40 WEST 57TH STREET
NEW YORK, N.Y 10019
       212-314-9200



          INFINITY BROADCASTING CORPORATION TO ACQUIRE OUTDOOR SYSTEMS

       COMPANIES COMBINE TO FORM WORLD'S PREMIER OUT-OF-HOME MEDIA COMPANY


         NEW YORK, N.Y., May 27 -- Infinity Broadcasting Corporation (NYSE:INF) and Outdoor Systems, Inc. (NYSE:OSI) today announced a definitive agreement by which Infinity will acquire Outdoor Systems for approximately $6.5 billion in Infinity common stock, plus the assumption of approximately $1.8 billion of debt.
         The transaction was announced today by Mel Karmazin, Chairman and Chief Executive Officer, Infinity Broadcasting Corporation, and Arte Moreno, President and Chief Executive Officer of Outdoor Systems, Inc.

         Under the terms of the definitive agreement, which was unanimously approved by the Boards of Directors of Infinity Broadcasting and Outdoor Systems, Inc., Infinity will acquire Outdoor Systems in a transaction in which each share of Outdoor Systems' common stock will have the right to receive consideration of 1.25 shares of Infinity Class A common stock. Under the terms of the agreement, there are no floors or ceilings in determining the exchange ratio. CBS Broadcasting, Inc., the parent of Infinity, has agreed to vote its interest in Infinity, which represents 95.8% of the combined voting power of Infinity common stock, in favor of the transaction.

         Infinity will therefore issue approximately 250 million shares (on a fully-diluted basis) valued at $6.5 billion, based on an Infinity share price of $26. With the assumption of $1.8 billion of Outdoor Systems' debt, the transaction is valued at approximately $8.3 billion.

         Upon closing of the acquisition, Mr. Moreno will become Chief Executive Officer of the new Outdoor Systems, a wholly owned subsidiary of Infinity. He will also join the Board of Directors of Infinity Broadcasting Corporation. At the same time, William Levine, Chairman of Outdoor Systems, will also join the Infinity Board of Directors. Mr. Moreno and Mr. Levine have agreed to vote their shares, representing approximately 26% of the Outdoor Systems shares outstanding, in support of the announced acquisition.

         Mel Karmazin, Chairman and Chief Executive Officer, Infinity Broadcasting Corporation, said: "The acquisition of Outdoor Systems' outstanding portfolio of out-of-home media assets extends our reach and establishes Infinity as the undisputed leader in the outdoor advertising business. Our new, industry-leading outdoor advertising company, combined with the biggest and best radio company in the business, will make Infinity the premier local advertising platform, one that is second to none."

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         Mr. Karmazin added: "Arte Moreno and Bill Levine have done an outstanding job of assembling the finest outdoor assets in the United States, Canada and Mexico. I am looking forward to working with Arte in growing the revenues and cash flow of the combined company."

         Arte Moreno, President and Chief Executive Officer of Outdoor Systems, Inc. stated: "We are very pleased to become part of Infinity and create the leading out-of-home media company in the world. We strongly believe that the combination of Outdoor Systems with Infinity is a very attractive opportunity for the shareholders and employees of OSI. The new, combined company better positions us to serve our clients."

         Mr. Karmazin added that the acquisition of Outdoor Systems will be immediately accretive to Infinity on an after-tax cash flow basis.

         Outdoor Systems is the preeminent outdoor advertising company in the business, with approximately 112,000 bulletin, poster, mall and transit advertising display faces in 90 metropolitan markets in the United States, 13 metropolitan markets in Canada and 44 metropolitan markets in Mexico, and 125,000 subway displays in New York City. OSI has operations in 50 of the 50 largest United States markets, 13 of the 15 largest Canadian markets and 44 of the largest 45 markets in Mexico. It will expand Infinity's existing outdoor advertising company, TDI, which operates 2,000 display faces and more than 1,000,000 other transit displays worldwide. The transaction will make Infinity the largest outdoor media company in the world.

         William Apfelbaum, President and Chief Executive Officer of TDI, commented: "We're very proud of the job that TDI has done in the last several years. The outdoor advertising business has grown significantly and has been an important contributor to the overall success of Infinity. It has also helped to spawn an entirely new sales organization -- CBS Plus. Outdoor Systems is a very exciting acquisition, and I look forward to working with Arte and his fine organization as we move forward to make the most of the synergies between radio and outdoor, and between Infinity and the entire CBS family." Mr. Apfelbaum will also continue his leadership role of CBS Plus.

         Mr. Karmazin added: "Extending our reach in outdoor media will also provide an improved platform for growth for our local radio and CBS television stations and the CBS Television Network, which is now #1 in total viewers and households nationwide. We are also enthusiastic about the impact this new, expanded outdoor presence will have on our growing portfolio of internet properties, which are highly dependent on branding for customer awareness on a local and national level."

         The transaction is subject to certain closing conditions, including the expiration of the Hart-Scott-Rodino waiting period and the approval of Outdoor Systems and Infinity Broadcasting shareholders, and is expected to close in the fall of 1999.

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         Infinity Broadcasting Corporation operates more than 160 radio stations, as well as TDI, the Company's outdoor advertising business. Infinity also manages and holds an equity position in Westwood One, Inc. Infinity Broadcasting Corporation is a subsidiary of CBS Corporation. Upon completion of this transaction, CBS will own 700 million shares of Infinity.

         Chase Securities, Inc. provided the Board of Directors of Infinity Broadcasting Corporation with a fairness opinion on this transaction. B.T. Alex Brown advised Outdoor Systems, Inc. on the transaction.

Note: Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Reference is made to the Company's Annual Report on Form 10-K for the 1998 year filed with the Securities and Exchange Commission for additional information concerning such risks and uncertainties.



Press Contacts:    Gil Schwartz               Farid Suleman
                   CBS Corporation            Infinity Broadcasting Corporation
                   (212) 975-2121             (212) 314-9215